Exhibit 99.1

For More Information Contact:

Investor Relations
Rick Etskovitz, Chief Financial Officer
Astea International Inc.
215-682-2500
retskovitz@astea.com

FOR IMMEDIATE RELEASE:

Astea Reports Fourth Quarter and Full Year 2008 Results

Profitable Fourth Quarter

Horsham, PA, March 31, 2009—Astea International Inc. (NASDAQ:ATEA), a global provider of service management and mobility solutions, today released its fourth quarter and year-end financial results for fiscal 2008.

For the quarter ended December 31, 2008, Astea reported revenues of $5.9 million which was 13% less than revenues of $6.8 million for the same period in 2007.  Net profit for the quarter was $.4 million or $.09 per share, compared to a net loss of $.1 million or ($.02) per share for the same period in 2007.  Software license fee revenues were $1.3 million, compared to $1.8 million for the same period in 2007.  Service and maintenance revenues of $4.6 million were 8% lower than the same period in 2007.

For the 2008 fiscal year, the Company reported revenues of $23.9 million and a net loss of $3.1 million or ($.90) per share, compared to revenues of $30.4 million and a net profit of $2.8 million or $.78 per share for the 2007 fiscal year.  License revenues decreased to $3.3 million from $8.1 million in 2007. Service and maintenance revenues were $20.6 million compared to $22.3 million in 2007. It is important to note that these year to year comparisons include restated revenues, which principally had the effect of shifting revenues from 2006 into the reported revenues for 2007, and as well as some 2007 revenues into 2008.

“Because of the economic uncertainty in 2008, we began implementing cost containment initiatives and as a result of those efforts, our operating costs in the last quarter of 2008 are $1.3 million less than the same quarter in 2007. Our balance sheet is strong as our cash and short-term investments totaled $3.6 million at December 31, 2008 compared to $1.6 million at December 31, 2007,” stated Rick Etskovitz, Chief Financial Officer of Astea International. “Additionally, our working capital ratio was 1.16:1 at December 31, 2008 compared to 1.03:1 at the same time in 2007. We are pleased that we continue to have no outstanding debt other than trade payables and deferred revenue.”

“2008 has been a challenging year for Astea which is why we are very pleased to announce a profitable fourth quarter. Our fourth quarter success was attributed to a combination of tighter cost management initiatives, and successful sales execution which resulted in signing new enterprise customers. One of those new customers was a Fortune 500 company that will continue to grow to reach 2,000 users,” commented Zack Bergreen, chairman and CEO of Astea International. “The global economic climate has been very weak. However, because of the global economic recession, more and more companies are now looking for ways to reduce costs and optimize their field service organizations which provides for a consistent source of revenue. As a result, we are seeing an increased interest in our field scheduling optimization and mobility solutions, that when combined with our robust back-office provides a complete end-to-end service management solution. This powerful combination will dramatically help service organizations as they struggle with doing more work with fewer resources without sacrificing customer satisfaction.”

A YEAR IN REVIEW: 2008 HIGHLIGHTS

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Signed new enterprise customers and had a number of existing customers, for both the Astea Alliance and FieldCentrix solutions, continue to expand their configurations with additional licensing for more users.

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Significant number of customers upgraded to the latest releases reaffirming that Astea’s customers recognize the value and positive impact that Astea’s solutions are having on their overall service business.

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Strong professional services activity due to a combination of new and existing customer deployments.  Many of these engagements are large scale implementations of Astea’s complete end-to-end solution suite, encompassing back office, mobility, and scheduling optimization products.

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Signed reseller and implementation partner agreement with L&T Infotech, a global IT services and solutions provider, which is a division of Larsen & Toubro (L&T), a technology, engineering, manufacturing and construction conglomerate, with global operations. L&T Infotech will provide Astea with global implementation resources, especially in certain countries where Astea does not have a local presence. Additionally, Astea and L&T Infotech will execute joint sales and marketing projects to generate revenue opportunities among each company’s respective customer bases as well new customer acquisition plans.

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Astea announced $3 million in capital investment, in which it concluded a private placement of 826,446 shares of newly designated Series A Convertible Preferred Stock to the Chairman, Founder and CEO of Astea International.

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Held global users’ conference, where Astea unveiled its latest product innovations, offered technical sessions, hands-on training, best practice workshops, product demonstrations, and special interest group meetings as well as unique peer networking opportunities, all geared to ensuring their customers continue to optimize, maximize and drive results from their solutions.

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Established Astea International Japan Inc, a new subsidiary in Tokyo, Japan. With resources in Tokyo, the company is providing sales, professional services and customer support to leading service organizations in the region. The Japanese subsidiary joins the Company’s existing international sales and service locations in the United Kingdom, Holland, and Australia.

•	Released latest version of FieldCentrix Enterprise, introducing significant technology updates, new features and functionality, as well as increased language support.
•	Released latest version of Astea Alliance which delivered more than 30 new back-office features as well as mobility enhancements.
•	Astea was named to Deloitte’s Technology Fast 50 List, for the greater Philadelphia area, which is based on the percentage revenue growth over the five-year period, from 2003 to 2007.

Astea will host a conference call that will be broadcast live over the Internet on April 1st at 11:00 AM EDT to discuss the Company's fourth quarter and year-end financial results. Investors can access the call from the Company's Web site at  http://www.astea.com/about_investors.asp.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. With the acquisition of FieldCentrix, Astea complements its existing portfolio with the industry’s leading mobile field service execution solutions. Astea is helping companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point. Since its inception, Astea has licensed applications to companies, around the world, in a wide range of sectors including information technology, telecommunications, instruments and controls, business systems, HVAC, gaming/leisure, imaging, industrial equipment, and medical devices.

www.astea.com.   Service Smart.  Enterprise Proven.

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© 2009 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC.  ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements that are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea’s products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company’s financial results are included at length in the Company’s Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission.